Exhibit (d)(3)

Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor

San Francisco, CA 94111

Attention: Joshua Cohen

Exclusivity Agreement

April 11, 2011

California Pizza Kitchen, Inc.

Gentlemen:

Golden Gate Private Equity, Inc. (“GGC”) and California Pizza Kitchen, Inc. (the “Company”) have engaged in discussions regarding the possible acquisition by GGC’s affiliated funds under management of 100% of the outstanding shares of capital stock of the Company (a “Transaction”). In consideration of the effort and expenditures of GGC in connection with continuing such discussions with respect to a possible Transaction, the Company covenants and agrees as follows:

1. For a period (the “Exclusivity Period”) beginning on the date of this letter agreement and ending on the first to occur of

(i) the execution of a definitive merger agreement with respect to a Transaction;

(ii) receipt by the Company of written notice from GGC advising the Company that GGC is no longer actively pursuing the Transaction; and

(iii) 5:00 p.m. (California time) on May 2, 2011,

the Company shall, and shall use reasonable best efforts to cause all of its controlled affiliates, directors, officers, employees, agents, advisors and any other persons acting under the direction of any of them, and the representatives of any of the foregoing (collectively “Representatives”), and shall instruct its Representatives, to immediately terminate and cease all existing discussions, communications or negotiations with any person (other than GGC and its Representatives) relating to any Alternative Transaction (as defined below), and the Company shall not, and shall use reasonable best efforts to cause all of its Representatives not to, and shall instruct its Representatives not to, directly or indirectly, take any of the following actions:

(i) (A) encourage, solicit, initiate or engage in discussions or negotiations with any person (whether such discussions or negotiations are initiated by them or otherwise), or (B) encourage or solicit any offer, inquiry or proposal from any person, other than GGC and its Representatives, with respect to any Alternative Transaction;

(for the purposes of this letter agreement, an “Alternative Transaction” shall mean any possible or actual (1) purchase, sale or other disposition of a material portion of the business or assets of the Company or any of its subsidiaries, taken as a whole, (2) purchase, issuance, sale or other disposition of any equity interest (including, without limitation, securities or instruments directly or indirectly convertible or exchangeable into equity) in the Company or any of its subsidiaries (other than (I) the issuance of stock options or similar instruments to existing directors, officers or employees in the ordinary course of business consistent with past practice or (H) the issuance, sale or other disposition of equity interests pursuant to existing contractual obligations or otherwise in an amount not to exceed one percent of the Company’s issued and outstanding equity securities), or (3) merger, acquisition, consolidation or similar business combination transaction involving the Company or any of its subsidiaries);

(ii) provide any information with respect to the Company or any of its subsidiaries to any person in connection with an Alternative Transaction, other than (a) GGC and its Representatives and (b) the Company’s Representatives; or

(iii) enter into any agreement (whether or not binding or definitive) with any person or entity, other than GGC and its affiliates, concerning or relating to an Alternative Transaction.

2. The parties hereto agree that unless and until a definitive agreement regarding a Transaction between the Company and GGC has been executed, neither the Company nor GGC will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this letter agreement or otherwise except for the matters specifically agreed to herein and in that certain Confidentiality Agreement, dated as of April 19, 2010, by and between the Company and Golden Gate Private Equity, Inc. (the “Confidentiality Agreement”), and each party shall be free for any reason to withdraw from discussions regarding a Transaction, without obligation or liability hereunder to the other or to any other person, provided that any such withdrawal by the Company from discussions shall not affect the Company’s obligations under this letter agreement. For the avoidance of doubt, any such withdrawal shall not terminate or shorten the Exclusivity Period. The parties hereto further agree that (i) each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party and its Representatives and to terminate discussions and negotiations at any time, and (ii) neither party nor its Representatives shall have any claims with respect to the other party’s failure to reach a definitive agreement or any other agreement with respect to a Transaction, without prejudice to any claim for breach of any obligations under this letter agreement. This agreement shall be a legal and binding obligation of the parties hereto notwithstanding anything to the contrary in the Confidentiality Agreement.

3. Neither party nor its Representatives shall disclose the existence or terms of this letter agreement or the fact that exclusivity has been granted by the Company, or to whom it has been granted, except to those of its Representatives (and, in the case of GGC, its approved Potential Financing Sources as defined in the Confidentiality Agreement) who need to know such information in connection with the evaluation, negotiation or pursuit of a Transaction; provided that nothing in this paragraph 3 shall prohibit a party from disclosing the existence or terms of this letter agreement as required by (i) subpoena or court order or (ii) any new law or applicable stock exchange rule enacted or promulgated after the date hereof. The Company represents and warrants to GGC that, except for customary confidentiality agreements in form and substance similar to the Confidentiality Agreement, the Company is not as of the date hereof a party to any agreement with any prospective acquirer with respect to the proposed consummation of an Alternative Transaction.

4. To the extent allowed by applicable law, (i) each party shall be entitled to enforce its rights under this letter agreement specifically, to recover damages by reason of any breach of any provision of this letter agreement and to exercise all other rights existing in its favor and (ii) each party agrees and acknowledges that money damages would not be an adequate remedy for any breach of the provisions of this letter agreement and that the non-breaching party may in its sole discretion apply to a court of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce, or prevent any violation of, the provisions of this letter agreement. The failure to exercise or delay in exercising a right or remedy provided in this letter agreement shall not impair or constitute a waiver of any other right or remedy provided in this letter agreement.

5. Any provision of this letter agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this letter agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6. THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OR CHOICE OF LAW, WHICH WOULD RESULT IN THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

7. This letter agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. A person who is not a party to this letter agreement shall have no right to enforce any term of this letter agreement. No party hereto shall assign this letter agreement or any of such party’s rights or obligations hereunder without the prior written consent of the other party. This letter agreement, along with the Confidentiality Agreement, constitutes the entire understanding and agreement between GGC and the Company with respect to the subject matter hereof and supersedes and preempts all prior understandings, agreements (written or oral), representations and/or discussions between GGC and the Company that may have related to the subject matter hereof in any way. The headings and captions used in this letter agreement are used for convenience only and are not to be considered in construing or interpreting this letter agreement.

(Signature page follows)

If the foregoing accurately reflects our agreement, please execute a copy of this letter agreement and return it to GGC.

Yours sincerely,

GOLDEN GATE PRIVATE EQUITY, INC

By:	/s/ Joshua Cohen
	Name:	Joshua Cohen
	Title:	Principal

AGREED AND ACCEPTED:

CALIFORNIA PIZZA KITCHEN, INC.

By:	/s/ Richard L. Rosenfield
	Name:	Richard L. Rosenfield
	Title:	Co-Chairman of the Board, Co-Chief Executive Officer, Co-President and Director

Date: April 11, 2011